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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

Contact:
         Patricia Baldwin, 972.888.7472
         pat.baldwin@clubcorp.com


                         CLUBCORP NAMES JOHN A. BECKERT
                    AS PRESIDENT AND CHIEF OPERATING OFFICER

                  COMPANY ANNOUNCES CHAIRMANSHIP, BOARD CHANGES

DALLAS (August 27, 2002) -- ClubCorp, the world leader in delivering premier golf, private club, and resort experiences, has named John A. Beckert as President and Chief Operating Officer, effective immediately. He also joins the company's Board of Directors.

Beckert, 49, will be responsible for all aspects of the domestic and international operations, which include more than 200 private country clubs, business and sports clubs; daily fee and semi-private golf courses; and golf resorts.

The news of Beckert's appointment comes a week after the death of ClubCorp founder and chairman Robert H. Dedman, who passed away Aug. 20 of an apparent heart attack following a year of ill health. At the same time, the company announced that his son and ClubCorp CEO, Bob Dedman Jr., has assumed the additional title of chairman. Nancy Dedman, widow of the founder, has been added to the board.

Bob Dedman Jr., expressed regret that his father did not live to greet Beckert on his first day with ClubCorp.



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"Robert was very involved in John's recruitment and was very excited about
John's becoming a part of the ClubCorp family. He agreed that his combination of operational know-how and people acumen provided a 'win-win' for ClubCorp's future," Dedman added. "John brings to ClubCorp more than two decades of successful leadership experience in the hospitality industry. I look forward to working with him in pursuing ClubCorp's goals of building relationships and enriching lives for our Members, Guests, and Employee Partners."

Beckert most recently has been a partner in Seneca Advisors L.L.P., a Dallas-based consulting and private investment firm. Previously, he was president and chief operating officer of Dallas-based Bristol Hotels & Resorts, the largest independent hotel operating company in North America. He helped establish Seneca Advisors following the sale of Bristol to Bass PLC in April 2000. Since being formed, Seneca has established a long-term consulting relationship with the Hilton Dallas/Park Cities and has invested in the retail pharmacy business and in a medical reimbursement service company.

Beckert described himself as "an operating guy at heart" and said he intends to be visible and involved with Members, Guests, and Employee Partners. He said he admires the unique ClubCorp service culture developed by the Dedman family.

"I'm a team player and have a passion for business," Beckert said. "I am excited about the opportunity to contribute to ClubCorp's reputation for exceeding the expectations of all its stakeholder groups."

Beckert holds a bachelor of science degree in hotel administration from Cornell University. Prior to his career with Bristol, Beckert operated a Dallas restaurant and catering business for four years. His 21 years in the hospitality industry also includes a three-year stint with Marriott Corporation in the hotel and theme park divisions.

In 1994, Beckert was recognized in the Dallas Business Journal's "Forty Under 40" Salute to Prominent and Influential Business People Under Age 40. Beckert has a longtime record of community involvement in Dallas. He is chairman of the Board of Trustees of Greenhill School. He serves on the boards of directors for several area


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organizations, including the Dallas Cotton Bowl. He is a past president and life board member of the North Texas Food Bank and is an active member of the Salesmanship Club of Dallas, which runs the EDS Byron Nelson Championship. The golf tournament has raised more than $69 million for charity since 1973 -- the most of all PGA Tour events.

Beckert and his wife, Pam, have a 14-year-old son, Brent, and a 17-year-old daughter, Betsy. They reside in Dallas.

ABOUT CLUBCORP

Founded in 1957, Dallas-based ClubCorp has $1.6 billion in assets. Internationally, ClubCorp owns or operates 200 golf courses, country clubs, private business and sports clubs, and resorts. Among the company's nationally recognized golf properties are Pinehurst in the Village of Pinehurst, North Carolina (the world's largest golf resort, home to the 1999 and 2005 U.S. Opens); Firestone Country Club in Akron, Ohio, (site of the 2002 Senior PGA Championship); Indian Wells Country Club in Indian Wells, California, (site of the Bob Hope Chrysler Classic); The Homestead in Hot Springs, Virginia, (America's first resort founded in 1766); and Mission Hills Country Club in Rancho Mirage, California, (home of the Kraft Nabisco Championship). The 53 Business Clubs include the Boston College Club; City Club on Bunker Hill in Los Angeles; Citrus Club in Orlando, Florida; Columbia Tower Club in Seattle; Metropolitan Club in Chicago; Tower Club in Dallas; and the City Club of Washington, D.C. The company's 23,000 employees serve the more than 215,000 member households and 200,000 guests who visit ClubCorp properties each year. Visit www.clubcorp.com for additional company information.

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A photo is available upon request. Please contact Dena Buford at Victory Public
Relations, 972.462.7525 or dena@victorypr.com.